Exhibit 99.5

Dear Registered Representative:

As you know, Atlas Energy announced on Tuesday, November 9, 2010, that Chevron Corporation has agreed to acquire the company. Details of this transaction are contained in a press release which can be found at

http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-newsArticle&ID=1493767&highlight=.

It is important that you and your clients be assured that we do not expect this transaction to have any adverse impact on the management of our existing partnerships. The Chevron transaction with Atlas Energy does not include Chevron taking over the management of our existing partnerships. All phases of our partnership business are being sold to our affiliate, Atlas Pipeline Holdings, LP. (symbol: AHD). A press release by AHD discussing this transaction was also issued on November 9th and can be found at http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-newsArticle&ID=1493773&highlight=.

Atlas Resources, LLC, the managing general partner of many of our partnerships, as well as its management, will be transferred to AHD and will continue to serve as the managing general partner for those partnerships and to provide them with services, information and reports. The terms of partnership agreements, including those relating to subordination and presentment, will not be modified or changed as a result of the transaction. The opportunity to hedge partnership production continues as well. You and investors should expect business as usual. It is also intended that any future partnership offerings be conducted under AHD.

I want to also address our not bringing to market Atlas Resources Series 29-2010 LP. We acknowledge the disappointment and inconvenience that these events may cause for you and your clients. There are several reasons we decided to cancel this offering. The Series 29 partnership was going to deploy approximately 50% of raised capital to drill a number of wells in Michigan. Atlas’s Michigan operations are being acquired by Chevron as part of its transaction, and we do not have substitute wells to replace these Michigan wells. Without these Michigan wells, a full restructuring of the offering would have to have been initiated. In addition, significant amendments to the offering memorandum would be necessary. Given the time constraints, we determined to withdraw the offering.

If you want any assistance in discussing our partnership business with clients, we are available to assist you.

We respect working with you and look forward to continuing our relationship as we all move forward.

Jack Hollander

Senior Vice President

212 506 3804

jhollander@atlasenergy.com

Important Additional Information About this Transaction

Atlas Energy intends to file a proxy statement with the U.S. Securities and Exchange Commission in connection with the proposed merger of Atlas Energy and Chevron Corporation. Stockholders of Atlas Energy are urged to read the proxy statement when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Atlas Energy and the merger, when available, without charge, at the U.S. Securities and Exchange Commission’s Internet site (www.sec.gov). In addition, copies of the proxy statement and other filings containing information about Atlas Energy and the proposed merger can be obtained, when available without charge, by directing a request to Atlas Energy, Attention: Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, by phone at (412) 262-2830, or on Atlas Energy’s Internet site at www.atlasamerica.com.

Atlas Energy and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the proposed merger. In addition, because Atlas Energy controls the general partnership interest in Atlas Pipeline Holdings, L.P. (“AHD”), which itself controls the general partnership interest in Atlas Pipeline Partners, L.P. (“APL”), directors and executive officers and other members of management and employees of AHD, APL and their respective general partner may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the proposed merger. You can find information about Atlas Energy’s executive officers and directors in Atlas Energy’s definitive annual proxy statement filed with the SEC on April 13, 2010, information about the executive officers and directors of the general partner of AHD in the annual report on Form 10-K for AHD filed with the SEC on March 5, 2010, and information about the executive officers and directors of the general partner of APL in the annual report on Form 10-K for APL filed with the SEC on March 5, 2010. You can obtain free copies of Atlas Energy’s annual proxy statement, and Atlas Energy’s proxy statement in connection with the merger (when it becomes available), by contacting Atlas Energy’s investor relations department. You can obtain free copies of AHD’s annual report and APL’s annual report by contacting the investor relations department of AHD and APL, respectively.

Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.